PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                                   Dated April 21, 1997
                                                                Rule 424(b)(3)
                                $4,600,000
                         Morgan Stanley Group Inc.
                        MEDIUM-TERM NOTES, SERIES E
                  WTI CURVE LINKED NOTES DUE MAY 6, 1998

                               ------------

               The WTI Curve Linked Notes due May 6, 1998 (the "Notes") are Medium-Term Notes, Series E of Morgan Stanley Group Inc. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of $10,000 and will mature on May 6, 1998 (the "Maturity Date"). There will be no periodic payments of interest on the Notes.

               The Notes will not be redeemable by the Company in whole or in part prior to the Maturity Date other than under the circumstances described under "Description of Notes -- Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued in bearer form, which form is further described under "Description of Notes -- Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               At maturity, the holder of each Note will receive the par amount of such Note ($10,000) ("Par") plus an amount (the "Supplemental Redemption Amount") based on the average spread, during a reference period, between the prices of specified futures contracts on West Texas Intermediate Light Sweet Crude Oil ("WTI"), traded on the New York Mercantile Exchange (the "NYMEX").

               The Supplemental Redemption Amount, if any, payable with respect to each Note at maturity will equal the product of (i) the par amount of such Note, (ii) .04 and (iii) the CURVE. The Supplemental Redemption Amount cannot be less than zero. The CURVE will equal the arithmetic average of the spreads, calculated on each NYMEX Trading Day in the Reference Period, that equal the greater of (i) zero and (ii) the settle price of the front WTI futures contract (the "Front WTI Settle Price") minus the settle price of the thirteenth WTI futures contract (the "Thirteenth WTI Settle Price"). The Reference Period extends from January 1, 1998 to March 31, 1998, inclusive.
The Front WTI Settle Price and the Thirteenth WTI Settle Price for any day in the Reference Period will be the prices for the respective futures contracts reported by the NYMEX for such day in the Daily Futures Report. See "Discontinuance of the Daily Futures Report; Alteration of Calculation
Method." If the CURVE does not exceed zero, the holder of each Note will be repaid the par amount of such Note, but will not receive any Supplemental Redemption Amount.

               For information as to the calculation of the Supplemental Redemption Amount, and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "CURVE," "Reference Period" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause the "Supplemental Redemption Amount" to be determined by Morgan Stanley & Co. International Limited (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-4 through PS-5 herein.

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                  International

Principal Amount..............   $4,600,000

Maturity Date.................   May 6, 1998

Interest Rate.................   0.00%

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Settlement Date (Original
  Issue Date).................   May 6, 1997

Book Entry Note or
  Certificated Note...........   Book Entry

Senior Note or Subordinated
  Note........................   Senior

Minimum Denominations.........   $10,000

Trustee.......................   The Chase Manhattan Bank

Common Code...................   7596413

ISIN..........................   XS0075964139

Maturity Redemption Amount ...   At maturity (including as a result of
                                 acceleration or otherwise), the holder of each Note will receive the par amount of such Note ($10,000) ("Par") plus the Supplemental
                                 Redemption Amount, if any.

Supplemental Redemption
  Amount .....................   The Supplemental Redemption Amount, if any,
                                 payable with respect to each Note at maturity will equal the product of (i) the par amount of such Note, (ii) .04 and (iii) the CURVE.
                                 The Supplemental Redemption Amount shall not be less than zero. The Supplemental
                                 Redemption Amount is described by the
                                 following formula:

                                 Par x .04 x CURVE

                                 The Company shall cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, if any, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Daily Futures Report; Alteration of Calculation Method" below.

                                 All percentages resulting from any
                                 calculation with respect to the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and
                                 all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.



CURVE.........................   The CURVE shall equal the arithmetic average
                                 of the spreads, calculated on each NYMEX
                                 Trading Day in the Reference Period, that equal the greater of (i) zero and (ii) the Front WTI Settle Price minus the Thirteenth
                                 WTI Settle Price, as determined by the
                                 Calculation Agent.

Front WTI Settle Price........   For any NYMEX Trading Day during the
                                 Reference Period, the Front WTI Settle Price shall be the settle price for the first WTI futures contract scheduled for settlement following such day listed in the Daily
                                 Futures Report.

Thirteenth WTI Settle Price...   For any NYMEX Trading Day during the
                                 Reference Period, the Thirteenth WTI Settle
                                 Price shall be the settle price for the
                                 thirteenth WTI futures contract scheduled for settlement following such day listed in the Daily Futures Report.

Daily Futures Report..........   The Daily Futures Report is published daily
                                 by the NYMEX and lists pricing information for futures contracts in oil products.
                                 Futures contracts on WTI are listed under the heading "Crude Oil." WTI is the grade of light sweet crude oil that is traded on the NYMEX. The Front WTI Settle Price and the
                                 Thirteenth WTI Settle Price for a particular day may also be obtained via the NYMEX automated phone system.

NYMEX Trading Day.............   A NYMEX Trading Day is a day on which the
                                 NYMEX is open for business and there has not been a Market Disruption Event.

Reference Period..............   The Reference Period extends from January 1,
                                 1998 to March 31, 1998, inclusive.

Market Disruption Event.......   "Market Disruption Event"  means, with
                                 respect to NYMEX:

                                    (i)  a suspension, absence or material
                                    limitation of trading on the NYMEX of
                                    futures contracts relating to light sweet crude oil or WTI in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) but a limitation on trading imposed during the course of the day by reason of price movements exceeding levels permitted by NYMEX will constitute a Market Disruption Event.

Calculation Agent.............   Morgan Stanley & Co. International Limited
                                 ("MSIL")

                                 All determinations made by the Calculation
                                 Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Alteration of Calculation Method" below and "Market Disruption Event" above. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 If the CURVE does not exceed zero, the
                                 holders of the Notes will receive only the par amount of each Note at maturity. The CURVE is an average of the spreads between the Front WTI Settle Price and the Thirteenth WTI Settle Price calculated on each NYMEX Trading Day during the Reference Period. Due to volatility in the oil futures market, a large spread on NYMEX Trading Days early in the reference period may be mitigated by the absence of a positive spread on NYMEX Trading Days later in the Reference Period.

                                 The Notes do not bear any periodic payment of interest. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity may be less than that which would be payable on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date.

                                 The Notes will not be listed on any exchange. There can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility and direction of settlement prices for WTI futures contracts, the time remaining to the Reference Period and to the maturity of the Notes and market interest rates. In addition, the CURVE value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The oil market is particularly volatile and can be affected by a variety events on a global basis, including, without limitation, the available stock in crude oil, the available storage space for oil, environmental regulations, any embargo on oil, and any turmoil in oil-producing nations.

                                 Historical information regarding the Front
                                 WTI Settle Price and the Thirteenth WTI
                                 Settle Price should not be taken as an
                                 indication of  the likely settle prices
                                 during the Reference Period or the likely value of the CURVE during such period.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the Daily Futures Report; Alteration of Calculation Method" below and "Market Disruption Event" above. MSIL, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the CURVE that the Calculation Agent may be required to make prior to its dissemination. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation."

NYMEX.........................   Unless otherwise stated, all information
                                 herein relating to the New York Mercantile
                                 Exchange (NYMEX) has been derived from
                                 information published by the NYMEX and other publicly-available sources. In 1994, the
                                 NYMEX and the Commodity Exchange (COMEX) merged to form the world's largest physical commodity futures exchange under the NYMEX name. A futures contract is a legally binding obligation requiring the holder to buy or sell a particular commodity at a particular price and location at a specific date. Contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms.

                                 The NYMEX division trades crude oil, heating oil, gasoline, natural gas, electricity, propane, platinum, and palladium. The COMEX division trades gold, silver, copper, and the Eurotop 100 stock index.

                                 Trading occurs during exchange hours on the floor of the exchange (the "open outcry session)." After hours, trading may be conducted on NYMEX ACCESS, NYMEX's electronic trading system. Between the open outcry session and NYMEX ACCESS, trading occurs about 22 hours a day. NYMEX ensures that trading is orderly and fair through a strict network of rules including those regarding margin deposits, trading and delivery procedures, and membership qualifications.

                                 Light Sweet Crude Oil or WTI is the most actively traded futures contract for a physical commodity. Prior to 1970, oil prices remained relatively stable. The 1973 Yom Kippur War and 1979 Iranian Revolution altered that reality. Prices increased through much of the 1970s (from $2 a barrel in 1973 to $32 a barrel in 1980), as U.S. government price and allocation controls prevented the market from responding to any weakness in demand and oil-producing nations were able to keep upward pressure on prices.

                                 In 1982 and 1983, as government controls were lifted, the market began responding to supply and demand. As the market changed, the NYMEX introduced light sweet crude oil futures to provide the oil industry with a hedge against price volatility. The oil market is particularly volatile as oil is traded worldwide. Oil prices may be affected by a variety of events on a global basis, including, without limitation, the available stock in crude oil, the available storage space for crude oil, environmental regulations, any United States embargo on oil and any turmoil in oil-producing nations.

                                 The following is summary of selected
                                 specifications relating to Light Sweet Crude
                                 Oil Futures:

                                 Trading Unit: 1000 U.S. barrels (42,000
                                 gallons)

                                 Trading Hours: 9:45 a.m. for 3:10 p.m. for the open outcry session. After-hours trading is conducted on NYMEX ACCESS between 4:00 p.m. and 8:00 a.m. on Monday through Thursday. On Sunday the electronic session begins at 7:00 p.m. The settle prices listed in the Daily Futures Report are those gathered during the closing minutes of the open outcry session (between 3:08 p.m. and 3:10 p.m.).

                                 Trading Months: 30 consecutive months plus two long-dated futures initially listed 36 and 48 months prior to delivery.

                                 Price Quotation:  Dollars and cents per
                                 barrel.

                                 Minimum Price Fluctuation:  $.01 per barrel
                                 ($10.00 per contract).

                                 Maximum Daily Price Fluctuation: $15.00 per barrel ($15,000 per contract) in two stages for the first two contract months. Initial back month limits of $1.50 per barrel rise to $3.00 per barrel if the previous day's settlement price is at the $1.50 limit. In the event of a $7.50 move in either of the first two contract months, back month limits are expanded to $7.50 per barrel from the limit in place in the direction of the move.

                                 Last Trading Day: Trading terminates at the close of business on the third business day prior to the 25th calendar day of the month preceding the delivery month. As such, on or before the third business day prior to the 25th day of any month, the Front WTI Settle Price will refer to the futures contract settled in the immediately succeeding calender month. After the third business day prior to the 25th day of such month through the last day of such month, the Front WTI Settle Price will refer to the futures contract settled in the second succeeding calender month.

                                 Delivery: F.O.B. seller's facility, Cushing, Oklahoma, at any pipeline or storage facility with access to Arco, Cushing Storage, or Texaco Trading and Transportation Inc., by in-tank transfer, in-line transfer, book-out or inter-facility transfer (pump-over).

                                 Delivery Period: All deliveries are rateable over the course of the month and must be initiated on or after the first calendar day and completed by the last calender day of the delivery month.

                                 Alternate Delivery Procedure: If buyer and seller agree to consummate delivery under terms different from those prescribed in the contract specifications, they may proceed on that basis after submitting a notice of their intention to the Exchange.

                                 Deliverable Grades: Specific domestic crudes with 0.42% sulfur by weight or less, not less than 37 degrees API gravity nor more than 42 degrees API gravity. The following domestic crude streams are deliverable: West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet, Oklahoma Sweet, and South Texas Sweet.

                                 Specific foreign crudes of not less than 34 degrees API nor more than 42 degrees API.
                                 The following foreign streams are
                                 deliverable: Brent, Forties, Bonny Light, and Oseberg. Brent, Forties, and Oseberg carry a 30 cent-per-barrel discount below the settlement price, while Bonny Light carries a 60 cent-per-barrel premium.

                                 Inspection: Inspection shall be conducted in accordance with pipeline practices.

                                 Margin Requirements: Margins are required for open futures or short options positions.

Discontinuance of the Daily
Futures Report; Alteration of
Calculation Method............   If NYMEX discontinues preparation or
                                 publication of the Daily Futures Report and NYMEX or another entity prepares or publishes a successor or substitute report, tape recording, or other information source, that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Daily Futures Report (such report being referred to herein as a "Successor Report"), then the CURVE shall be calculated by reference to the values of the Front WTI Settle Price and the Thirteenth WTI
                                 Settle Price, or their equivalent, in such Successor Report.

                                 Upon any selection by the Calculation Agent of a Successor Report, the Calculation Agent shall cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                 If NYMEX discontinues trading in WTI futures contracts, and such discontinuance is continuing on, any of the dates during the Reference Period and the Calculation Agent determines that another crude oil futures contract (a "Successor Contract") traded on the NYMEX is equivalent to the WTI futures contract, the Front WTI Settle Price and the Thirteenth WTI Settle Prices will be the front settle price and the thirteenth settle price of the Successor Contract. If the Calculation Agent determines that no
                                 Successor Contract exists, then on each date during the Reference Period until the earlier to occur of (i) the final date of the Reference Period and (ii) a determination by the Calculation Agent that a Successor Contract is available on the NYMEX, the Calculation Agent shall determine the Front WTI Settle Price and the Thirteenth WTI
                                 Settle Price based on the front settle price and the thirteenth settle price for light sweet crude oil on another exchange expressed in dollars; provided that, if the Calculation Agent determines that no Successor Contract exists, the CURVE will be (x) calculated on the basis of the days during the Reference Period when a spread could be calculated or
                                 (y) if there are no such days, shall be
                                 deemed to be zero. Notwithstanding these alternative arrangements, discontinuance of the publication of the Daily Futures Report may adversely affect the value of the Notes.

                                 If at any time the method of calculating the Front WTI Settle Price or the Thirteenth WTI Settle Price, or the value thereof, is changed in a material respect by the NYMEX or any other relevant exchange, or if the Daily Futures Report or a Successor Report is in any other way modified so that such Report does not, in the opinion of the Calculation Agent, fairly represent the value of the Front WTI Settle Price and the Thirteenth WTI Settle Price as described herein, the Calculation Agent shall, at the close of business in New York City on each day of the Reference Period, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of the Front WTI Settle Price and the Thirteenth WTI Settle Price. The Calculation Agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

Historical Information........   The following table sets forth the Front WTI
                                 Settle Price and the Thirteenth WTI Settle
                                 Price on the first day of each month in the period from January 1, 1992 to April 1, 1997 as presented in the Daily Futures Report.
                                 The historical values of the Front WTI Settle
                                 Price and the Thirteenth WTI Settle Price should not be taken as an indication of future performance, and no assurance can be given that the holders of the Notes will receive any Supplemental Redemption Amount.

                                              WTI SETTLE PRICES
                                     (in dollars and cents per barrel)

                                                                   Thirteenth
                                                     Front WTI     WTI Settle
                                                   Settle Price       Price
                                                   ------------    ----------
                                 1992
                                   January 1.....      19.49           19.66
                                   February 1....      18.96           19.31
                                   March 1.......      18.34           18.88
                                   April 1.......      19.84           19.42
                                   May 1.........      20.85           20.12
                                   June 1........      22.03           21.07
                                   July 1........      21.86           20.69
                                   August 1......      21.58           20.29
                                   September 1...      21.64           20.46
                                   October 1.....      21.83           20.78
                                   November 1....      20.77           20.37
                                   December 1....      19.51           19.69
                                 1993
                                   January 1.....      19.04           19.51
                                   February 1....      20.31           20.42
                                   March 1.......      20.47           20.60
                                   April 1.......      20.52           20.63
                                   May 1.........      20.57           20.75
                                   June 1........      20.24           20.52
                                   July 1........      18.45           19.88
                                   August 1......      17.97           19.20
                                   September 1...      17.97           19.23
                                   October 1.....      18.63           19.29
                                   November 1....      17.43           18.93
                                   December 1....      15.48           17.50
                                 1994
                                   January 1.....      14.56           17.13
                                   February 1....      15.92           17.10
                                   March 1.......      14.67           16.75
                                   April 1.......      15.79           17.07
                                   May 1.........      17.16           16.92
                                   June 1........      18.21           17.55
                                   July 1........      19.53           18.11
                                   August 1......      20.55           18.89
                                   September 1...      17.47           17.78
                                   October 1.....      18.19           18.34
                                   November 1....      18.68           18.01
                                   December 1....      17.82           17.81
                                 1995
                                   January 1.....      17.44           17.74
                                   February 1....      18.52           17.70
                                   March 1.......      18.32           17.58
                                   April 1.......      19.03           17.82
                                   May 1.........      20.50           18.34
                                   June 1........      18.90           18.09
                                   July 1........      17.18           17.17
                                   August 1......      17.70           17.33
                                   September 1...      18.04           17.32
                                   October 1.....      17.64           16.98
                                   November 1....      17.74           16.98
                                   December 1....      18.43           17.17
                                 1996
                                   January 1.....      19.81           17.59
                                   February 1....      17.71           16.80
                                   March 1.......      19.44           16.99
                                   April 1.......      22.26           18.08
                                   May 1.........      20.81           17.87
                                   June 1........      19.85           17.52
                                   July 1........      21.53           17.90
                                   August 1......      21.04           18.25
                                   September 1...      23.40           18.71
                                   October 1.....      24.14           19.51
                                   November 1....      23.03           19.68
                                   December 1....      24.80           20.64
                                 1997
                                   January 1.....      25.69           20.23
                                   February 1....      24.15           20.35
                                   March 1.......      20.25           19.61
                                   April 1.......      20.28           20.19


Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be
                                 used for general corporate purposes and, in
                                 part, by the Company or one or more of its
                                 affiliates in connection with hedging the
                                 Company's obligations under the Notes,
                                 including hedging market risks associated
                                 with the Supplemental Redemption Amount.
                                 Such hedging may involve the purchase or sale
                                 of WTI futures contracts, OTC swap agreements
                                 or options agreements the settlement of which
                                 is priced based on the NYMEX settlement price
                                 of WTI futures contracts, or purchases and
                                 sales of the cash commodity or positions in
                                 any other instruments that it may wish to use
                                 in connection with such hedging.   Although
                                 the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, futures contracts, and options on futures contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling such options, futures contracts and options on futures contracts. See also "Use of Proceeds" in the accompanying Prospectus.

United States Federal
  Taxation....................   The investor should refer to the discussion
                                 under "United States Federal Taxation" in the accompanying Prospectus Supplement.